UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 2, 2007
HEALTHMARKETS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14953	75-2044750
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

9151 Boulevard 26, North Richland Hills, Texas	76180
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (817) 255-5200
(former name and address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 2, 2007, the Board of Directors of HealthMarkets, Inc. (the “Company”) appointed Philip Rydzewski to serve as Senior Vice President, Chief Accounting Officer. Mr. Rydzewski replaces Mark D. Hauptman, who is resigning as Chief Accounting Officer and now serves as Executive Vice President of the Company’s Agency Marketing Group.
Mr. Rydzewski most recently served as Vice President of Finance of HealthExtras, a pharmacy benefits manager, from 2004 to 2007. Prior to HealthExtras, Mr. Rydzewski served as Chief Financial Officer of HMS Holdings Corp., a provider of coordination of benefit services to public health care payors and revenue cycle services to health care providers, from 2001 to 2004. Earlier in his career, Mr. Rydzewski served as Vice President Corporate Controller for PHP Healthcare Corp, a diversified healthcare services company, and was in public accounting with KPMG for five years.
The Company has entered into an employment agreement with Mr. Rydzewski, the terms of which include the following:
•	an annual base salary in the amount of $280,000;

•	a sign on bonus in the amount of $20,000;

•	eligibility for an annual cash bonus up to 40% of annual salary;

•	an initial grant of options for 12,500 shares of the Company’s Class A-1 Common Stock, pursuant to the Company’s 2006 Management Stock Option Plan and a separate Nonqualified Stock Option Agreement, in the form filed herewith as Exhibit 10.2 to this Form 8-K;

•	relocation benefits; and

•	participation in certain employee benefit plans provided from time to time to similarly situated employees.
Upon termination of his employment without cause or upon his resignation for good reason, the employment agreement provides that Mr. Rydzewski would receive:
•	100% of his then-effective annual base salary and a portion of his target bonus for the year of termination, paid on a pro-rata basis based on the number of calendar days employed during the calendar year divided by 365, in 12 equal monthly installments; and

•	continuation of welfare benefits for 12 months.
The Company’s obligation to pay severance is subject to Mr. Rydzewski’s execution of a release in a form reasonably acceptable to the Company, the terms of which would include, but not be limited to, a release of all claims against the Company, confidentiality, non-disparagement, non-solicitation and non-competition acknowledgments.

The description of the employment agreement is qualified in its entirety by reference to the text of the agreement, which is filed as Exhibit 10.1 to this Form 8-K and incorporated by reference herein.

Item 5.05	Amendment to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.
On August 2, 2007, the Company’s Board of Directors updated the Company’s Code of Business Conduct and Ethics (the “Code of Ethics”) as a result of changed circumstance following the April 5, 2006 merger providing for the acquisition of the Company by affiliates of a group of private equity investors, including affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners (the “Merger”). Upon completion of the Merger, shares of the Company’s common stock were delisted from trading on the New York Stock Exchange. Subsequent to such delisting, there has been no established public trading market in our shares.
The amendments to the Code of Ethics include the following:
•	changes to the insider trading policy to reflect the fact that the Company’s common stock is no longer listed or traded on any exchange or market;

•	changes to the related party and corporate opportunity sections to conform to the revised certificate of incorporation, bylaws and stockholders agreement following the Merger and the ownership interests of the private equity investors;

•	a change to the description of acceptable gifts; and

•	the addition of information regarding an anonymous toll free hot line number and third party reporting service available to employees for reporting violations of the Code of Ethics or other illegal or unethical conduct by employees, officers and directors of the Company.
The description of the Code of Ethics is qualified in its entirety by reference to the text of the Code of Ethics, which is filed as Exhibit 14.1 to this Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.
See the Exhibit Index attached to this Form 8-K, which is incorporated herein by reference.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHMARKETS, INC.

By:	/s/ William J. Gedwed

Name:	William J. Gedwed
Title:	President and Chief Executive Officer
Date: August 7, 2007

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Agreement Regarding Terms of Employment, dated June 6, 2007, between HealthMarkets, Inc. and Philip Rydzewski

10.2	Nonqualified Stock Option Agreement, dated August 2, 2007, between HealthMarkets, Inc. and Philip Rydzewski

14.1	Code of Business Conduct and Ethics